Exhibit 2.01

Government-level disclosure

The table below sets forth our payments made to governments for the fiscal year ended December 31, 2024, by government and type of payment.

For the year ended December 31, 2024
(Stated in thousands of pesos) (2)(3)
Country	Payee	Department, agency, etc. within payee that received payments	Taxes(1)	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
Argentina	National government	Administración Federal de Ingresos Públicos (“ARCA”)	2,833,066	-	-	-	-	-	-	-	2,833,066
Argentina	National government	Dirección General de Aduanas	18,740,389	-	-	-	-	-	-	-	18,740,389
Argentina	Province of Buenos Aires	Agencia de Recaudación de la Provincia de Buenos Aires (“ARBA”)	6,795,393	-	-	-	-	-	-	-	6,795,393
Argentina	City of Buenos Aires	Administración Gubernamental de Ingresos Públicos (“AGIP”)	1,124,399	-	-	-	-	-	-	-	1,124,399
Argentina	Province of Neuquén	Dirección Provincial de Rentas	3,251,128	-	-	-	-	-	-	-	3,251,128
Argentina	Province of Buenos Aires	Municipalidad de Bahía Blanca	3,582,387	-	-	-	-	-	-	-	3,582,387
Total			36,326,762								36,326,762

(1)
Transportadora de Gas del Sur SA (the “Company”) files a consolidated income tax return and is the entity that made the payments. The Argentine National Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

(2)
Certain monetary amounts and other figures included in this report have been subject to rounding adjustments. Any discrepancies in any tables between the totals and the sums of the amounts are due to rounding.

(3)
All payments are reported in Argentine Pesos (Ps.). All figures in Ps. are stated in the measuring unit current at the end of the reporting year (December 31, 2024) in accordance with the application of the method to restate financial statements in constant currency established by the International Accounting Standard 29 (“IAS 29”), as Argentina is considered a hyperinflationary economy. As of December 31, 2024, the official selling nominal exchange rate for pesos into United States (“U.S.”) dollars was Ps. 1,032.00 per U.S.$ 1.00.

Payment details disclosure

The table below provides the details of payments made to governments for the fiscal year ended December 31, 2024.

For the year ended December 31, 2024
(Stated in thousands of pesos) (3) (4)
Payee	Department, agency, etc. within payee that received payments	Business segment	Resource(2)	Taxes(1)	Royalties	Fees	Production entitlements	Bonuses	Dividends	Payments for infrastructure improvements	Community and social responsibility payments	Total
National goverment	ARCA	Payment not attributable to a business segment	Natural gas	2,833,066	-	-	-	-	-	-	-	2,833,066
National goverment	Dirección General de Aduanas	Liquids	Natural gas	18,740,389	-	-	-	-	-	-	-	18,740,389
Province of Buenos Aires	ARBA	Liquids	Natural gas	2,165,307	-	-	-	-	-	-	-	2,165,307
Province of Buenos Aires	ARBA	Midstream	Natural gas	4,630,086	-	-	-	-	-	-	-	4,630,086
City of Buenos Aires	AGIP	Liquids	Natural gas	265,004	-	-	-	-	-	-	-	265,004
City of Buenos Aires	AGIP	Midstream	Natural gas	859,395	-	-	-	-	-	-	-	859,395
Province of Neuquén	Dirección Provincial de Rentas	Liquids	Natural gas	1,046,189	-	-	-	-	-	-	-	1,046,189
Province of Neuquén	Dirección Provincial de Rentas	Midstream	Natural gas	2,204,939	-	-	-	-	-	-	-	2,204,939
Province of Buenos Aires	Municipality of Bahia Blanca	Liquids	Natural gas	3,582,387	-	-	-	-	-	-	-	3,582,387
Total				36,326,762	-	-	-	-	-	-	-	36,326,762

(1)
The Company files a consolidated income tax return and is the entity that made the payments. The Argentine National Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, the Company has disclosed payments of taxes at the entity level. The payments relate not to particular projects but to the consolidated income of the Company.

(2)	The extraction is not carried out by the Company nor is it part of its business.
(3)
Certain monetary amounts and other figures included in this report have been subject to rounding adjustments. Any discrepancies in any tables between the totals and the sums of the amounts are due to rounding.

(4)
All payments are reported in Argentine Pesos (Ps.). All figures in Ps. are stated in the measuring unit current at the end of the reporting year (December 31, 2024) in accordance with the application of the method to restate financial statements in constant currency established by the International Accounting Standard 29 (“IAS 29”), as Argentina is considered a hyperinflationary economy. As of December 31, 2024, the official selling nominal exchange rate for pesos into U.S. dollars was Ps. 1,032.00 per U.S.$ 1.00.